EXHIBIT 99.1

Amendment to Subscription Agreement

This Amendment to Subscription Agreement made on the 7th day of September 2011 between,

1.

Sify Technologies Limited, a Company incorporated under the Companies Act, 1956 and having its Registered Office at 2nd Floor, TIDEL Park, 4 Rajiv Gandhi Salai, Taramani, Chennai 600 113, India hereinafter referred to as the (“Company”) which expression shall mean and include its successors, legal representatives, executors, administrators and assigns of the ONE PART

AND

2.

Mr Ananda Raju Vegesna, S/o Mr Vegesna Venkata Subba Yesudata Raju, residing at Plot No.242/A, Road No.18, Opp. Jubilee Hills Police Station, Hyderabad 500 003, India, Executive Director of the Company, brother and Representative of the entities and affiliates in India of Mr Raju Vegesna, Chief Executive and Managing Director of the Company hereinafter referred to as the (“Representative”) which expression shall mean and include his successors, nominees, legal representatives, executors, administrators and assigns of the OTHER PART.

WHEREAS

(a)

the Original Subscription Agreement was entered between the parties on October 22, 2010 for infusion of funds to fund certain projects, various ongoing capex programmes and future expansion of business;

(b)

in pursuance of the Original Subscription Agreement, the Promoters Group have subscribed for 12,50,00,000 (Twelve Crores Fifty Lakhs) Equity Shares of Rs.10/- each at a premium of Rs.22/- per share for cash aggregating to Rs.400 crores;

(c)	the Promoters Group has paid the Application and Allotment money of 50% amounting to Rs.200 crores;

(d)	Further, as per the Original Subscription Agreement, the balance call money is payable in such installments as may be decided by the Board of Directors of the Company.

The parties now wish to amend the Original Subscription Agreement as set forth herein.

NOW, THEREFORE THIS AGREEMENT WITNESSETH AND IT IS AGREED BY AND BETWEEN THE PARTIES AS UNDER:

Clause 6.2 Survival of Indemnification is amended as below:

6.2	Survival of indemnification: Any claim for indemnification pursuant to Article VII must be initiated on or before September 26, 2013.

THAT all other terms and conditions of the said Original Subscription Agreement dated October 22, 2010 remain unchanged and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment to the Subscription Agreement on the date first written above.

For Sify Technologies Limited	For the Representative

/s/ V Ramasubramanian V Ramasubramanian Company Secretary	/s/ Ananda Raju Vegesna Ananda Raju Vegesna